Exhibit 99.1

news release

Enbridge Energy Partners declares distribution and reports 2010 earnings

HOUSTON, Jan. 28, 2011 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $1.0275 per unit payable February 14, 2011 to unitholders of record on February 4, 2011. The Partnership’s key financial results for the fourth quarter of 2010, compared to the same period in 2009, were as follows:

	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009
Net income (loss)	$(47.5)	$73.3	$(198.5)	$316.6
Net income (loss) per unit	(0.53)	0.50	(2.18)	2.24
Adjusted EBITDA*	266.7	224.4	1,075.5	895.4
Adjusted net income	89.3	89.4	422.0	377.1
Adjusted net income per unit	0.56	0.64	2.91	2.75

*includes non-controlling interest

Adjusted net income reported above eliminates the estimated impact of expenses and lost revenues associated with the incidents on lines 6A and 6B and non-cash, mark-to-market net gains and losses, among other adjustments. See Non-GAAP Reconciliations table below for a detailed description of adjustments.

Adjusted net income of $422 million for the year was 12% higher than adjusted net income in 2009 and within the top half of guidance. This increase was mainly driven by increased revenues resulting from the completion of the North Dakota Phase VI expansion, the Alberta Clipper project and the acquisition of the Elk City natural gas gathering and processing system. Adjusted net income of $89.3 million for the quarter was slightly below the same period of 2009. The quarter was mainly impacted by higher operating costs in our liquids and natural gas segments that were partially offset by additional revenues on our liquids pipelines segment resulting from the incremental volumes and rates associated with the Alberta Clipper and North Dakota expansions.

Mark Maki, President of the Partnership’s management company, commented: “We have completed a significant portion of the clean-up, remediation and restoration activities related to the crude oil spill on Line 6B in Marshall, Michigan. We continue to work in close cooperation with federal and state authorities and we are fully committed to remediate the oil spill site to their satisfaction.”

“We made significant progress during 2010 and are excited about the future of the Partnership. We increased our distribution to $4.11 per unit (annualized), or approximately 3.8 percent over the prior year and in-line with our 2 to 5% annual growth target. We also made a significant acquisition within our natural gas segment and secured additional growth projects around our oil and natural gas pipeline systems. We expect all these projects will be accretive and contribute toward achieving our distribution growth targets. We expect business fundamentals will continue to improve in 2011 and as a result estimate our net income will be between $465 million and $495 million for the year.”

COMPARATIVE EARNINGS STATEMENT

	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009
Operating revenue	$2,168.2	$1,627.6	$7,736.1	$5,731.8
Operating expenses:
Cost of natural gas	1,713.1	1,251.5	5,963.3	4,180.8
Environmental costs	118.7	0.4	600.8	2.4
Operating and administrative	172.2	149.2	582.1	546.2
Power	35.6	31.2	141.1	128.1
Depreciation and amortization	86.0	66.0	311.2	257.7
Impairment charge	-	-	10.3	-
Operating income (loss)	42.6	129.3	127.3	616.6
Interest expense	75.8	58.7	274.8	228.6
Other income (expense)	1.4	10.9	17.5	13.4
Income (loss) from continuing operations before income tax expense	(31.8)	81.5	(130.0)	401.4
Income tax expense	0.4	1.7	7.9	8.5
Income (loss) from continuing operations	(32.2)	79.8	(137.9)	392.9
Loss from discontinued operations	-	2.6	-	(64.9)
Net income (loss)	(32.2)	82.4	(137.9)	328.0
Less: Net income attributable to noncontrolling interest	15.3	9.1	60.6	11.4
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$(47.5)	$73.3	$(198.5)	$316.6
Less: Allocations to General Partner	16.9	13.9	61.6	55.8
Net income (loss) allocable to Limited Partners	$(64.4)	$59.4	$(260.1)	$260.8
Weighted average Limited Partner units (millions)	123.0	117.6	119.6	116.4
Net income (loss) per Limited Partner unit (dollars)	$(0.53)	$0.50	$(2.18)	$2.24

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the fourth quarter of 2010 with the fourth quarter of 2009. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2010	2009	2010	2009
Liquids	$128.9	$117.5	$592.5	$443.7
Natural Gas	49.1	27.8	148.0	154.2
Marketing	2.1	3.4	10.4	21.3
Corporate	(0.8)	(2.2)	(4.1)	(5.2)
Adjusted operating income	$179.3	$146.5	$746.8	$614.0

Liquids – Fourth quarter 2010 adjusted operating income for the Liquids segment increased to $128.9 million from $117.5 million from the comparable period in 2009. The increase of $11.4 million in adjusted operating income was primarily driven by the Lakehead and North Dakota systems associated with completion and startup of the Alberta Clipper Pipeline and the North Dakota Phase VI expansion project. Increased delivery volumes on the North Dakota system as a result of the additional capacity added by the North Dakota Phase VI expansion project also contributed to the increase in revenue for 2010. Partially offsetting the higher operating revenues is $22.7 million of additional power, operating and depreciation expenses associated with the new assets placed in service over the past year.

Liquids Systems Deliveries	Three months ended December 31,		Twelve months ended December 31,
(thousand barrels per day)	2010	2009	2010	2009
Lakehead	1,658	1,672	1,655	1,650
Mid-Continent	223	236	212	238
North Dakota	167	121	165	110
Total	2,048	2,029	2,032	1,998

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $49.1 million for the three month period ended December 31, 2010, an increase of $21.3 million from the $27.8 million of adjusted operating income for the same period in 2009. The increase in operating income is primarily the result of our September 2010 Elk City Natural Gas Gathering and Processing system acquisition coupled with higher natural gas volumes on our Anadarko system and to a lesser extent our East Texas system.

Natural Gas Throughput	Three months ended December 31,		Twelve months ended December 31,
(MMBtu per day)	2010	2009	2010	2009
East Texas	1,337,000	1,227,000	1,280,000	1,443,000
Anadarko (1)	948,000	519,000	752,000	570,000
North Texas	361,000	371,000	358,000	387,000
Total	2,646,000	2,117,000	2,390,000	2,400,000

(1) Average daily volumes for the three months and the year ended December 31, 2010 include 227,000 MMBtu/d and 76,000 MMBtu/d, respectively, of volumes associated with our acquisition of the Elk City Natural Gas Gathering and Processing System.

Marketing – The Marketing segment reported adjusted operating income of $2.1 million for the three month period ended December 31, 2010, a decrease of $1.3 million from the $3.4 million of adjusted operating income for the same period of 2009. The decrease in the 2010 quarter is attributable to more limited opportunities to realize benefits from differences in prices between receipt and delivery locations where natural gas is purchased and sold by the Marketing segment.

Partnership Financing – In November 2010, the Partnership completed an underwritten public offering of approximately 6 million Class A common units at a price of $60.12 per unit for net proceeds of approximately $347.4 million. In addition, the Partnership issued 144,615 Class A common units at sales prices averaging $55.70 for net proceeds of approximately $7.9 million under the terms of its equity distribution agreement, which allows the Partnership to issue and sell from time to time up to an aggregate of $150 million of its Class A common units.

Interest expense in the fourth quarter of 2010 increased by $17.1 million, to $75.8 million, primarily due to an increase in our overall weighted average debt outstanding coupled with a $3.7 million reduction in capitalized interest. The decrease in interest capitalized on construction work in progress was due to the completion of the North Dakota phase VI expansion in January 2010 and the Alberta Clipper Project in April 2010.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $1.0275 per share payable February 14, 2011 to shareholders of record on February 4, 2011. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on February 2, 2011.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on January 31, 2011. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=63707&eventID=3566333

The audio portion of the presentation will be accessible by telephone at (866) 831-6247 (Passcode: 44004220) and can be replayed until May 1, 2011 by calling (888) 286-8010 (Passcode: 39569160). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other items that affect earnings but do not impact cash flow and the effect of the Line 6A and 6B incidents that are not indicative of normal earnings trends. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009
Net income (loss)	$(32.2)	$82.4	$(137.9)	$328.0
Lines 6A and 6B incident expenses	120.0	-	595.0	-
Lines 6A and 6B incident lost revenues	-	-	16.0	-
Impairment charges	-	(1.6)	10.3	64.5
Expired joint tariff revenues	-	(4.8)	(6.9)	(18.3)
Noncash derivative fair value (gains) losses
-Liquids	2.9	-	2.8	-
-Natural Gas	10.1	23.1	(4.4)	36.4
-Marketing	3.7	(1.1)	6.7	(20.7)
-Corporate (1)	0.1	0.5	1.0	(1.4)
Net income attributable to noncontrolling interest	(15.3)	(9.1)	(60.6)	(11.4)
Adjusted net income (2)	89.3	89.4	422.0	377.1
Less: Allocations to General Partner	19.7	14.3	74.0	57.0
Adjusted net income allocable to Limited Partners	69.6	75.1	348.0	320.1
Weighted average units (millions)	123.0	117.6	119.6	116.4
Adjusted net income per Limited Partner unit (dollars)	$0.56	$0.64	$2.91	$2.75

(1) Non-cash derivative fair value (gains) losses for the twelve month period ended December 31, 2009 consisted of realized non-cash derivative gains of $0.9 million from the settlement of interest rate swaps.

(2) Adjusted net income includes $1.0 million and $(0.4) million from discontinued operations for the three and twelve month periods ended December 31, 2009 associated with the non-core natural gas pipeline assets sold in November 2009.

Liquids	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2010	2009	2010	2009
Operating income (loss)	$6.0	$122.3	$(24.7)	$462.0
Lines 6A and 6B incident expenses	120.0	-	595.0	-
Lines 6A and 6B incident lost revenues	-	-	16.0	-
Impairment charges	-	-	10.3	-
Expired joint tariff revenues	-	(4.8)	(6.9)	(18.3)
Noncash derivative fair value losses (gains)	2.9	-	2.8	-
Adjusted operating income	$128.9	$117.5	$592.5	$443.7

Natural Gas	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2010	2009	2010	2009
Operating income	$39.0	$4.7	$152.4	$117.8
Noncash derivative fair value losses (gains)	10.1	23.1	(4.4)	36.4
Adjusted operating income	$49.1	$27.8	$148.0	$154.2

Marketing	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2010	2009	2010	2009
Operating income	$(1.6)	$4.5	$3.7	$42.0
Noncash derivative fair value losses (gains)	3.7	(1.1)	6.7	(20.7)
Adjusted operating income	$2.1	$3.4	$10.4	$21.3

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2010	2009	2010	2009
Net cash provided by operating activities	$(33.9)	$145.5	$377.9	$728.4
Lines 6A and 6B incident expenses	120.0	-	595.0	-
Lines 6A and 6B incident lost revenues	-	-	16.0	-
Expired joint tariff revenues	-	(4.8)	(6.9)	(18.3)
Changes in operating assets and liabilities, net of cash acquired	231.3	21.6	419.3	(40.0)
Interest expense**	75.7	58.2	273.8	228.2
Income tax expense	0.4	1.7	7.9	8.5
Settlement of interest rate swaps/treasury locks	-	-	3.0	0.7
Environmental Liabilities	(119.3)	(2.0)	(600.8)	(4.9)
Other	(7.5)	4.2	(9.7)	(7.2)
Adjusted EBITDA*	$266.7	$224.4	$1,075.5	$895.4

* Adjusted EBITDA includes $1.0 million and $11.2 million for the three and twelve month periods ended December 31, 2009, respectively, associated with the non-core natural gas pipeline assets sold in November 2009.

** For the three and twelve month periods ended December 31, 2010, interest expense excludes unrealized mark-to-market net losses of $0.1 million and $1.0 million, respectively, associated with interest rate derivatives that do not qualify for hedge accounting treatment. For the three and twelve month periods ended December 31, 2009, interest expense excludes unrealized mark-to-market net losses of $0.5 million and net gains of $0.5 million, respectively, associated with interest rate derivatives that do not qualify for hedge accounting treatment. Also, for the twelve month period ended December 31, 2009, interest expense excludes $0.9 million of realized non-cash derivative gains associated with the settlement of interest rate swaps.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 26 percent interest in the Partnership.

Investor Relations Contact: Douglas Montgomery Toll-free: (866) EEP INFO or (866) 337-4636 E-mail: eep@enbridge.com	Media Contact: Larry Springer Telephone: (713) 821-2253 E-mail: usmedia@enbridge.com

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